UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      January 27, 2014

World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9801
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 27, 2014, World Acceptance Corporation (the “Company”) reported that Janet Lewis Matricciani, 46, has been appointed Chief Operating Officer of the Company, effective January 27, 2014.

Ms. Matricciani has over 17 years of business experience, primarily in the financial services arena.  Most recently, she was the CEO of Antenna International from 2010 through 2013.  She has also worked as Senior Vice President of Corporate Development for K12 INC. from 2008 through 2010; as Executive Vice President for Countrywide Financial Corporation from 2005 through 2007; as Managing Director for Capital One Financial Corporation from 2001 through 2005; as Engagement Manager for McKinsey & Company from 1997 through 2000; and as Case Team Leader for Monitor Company from 1994 through 1997.

Ms. Matricciani’s employment with the Company will be on an “at will” basis.  Her initial base salary will be $350,000, and she will be eligible to participate in the Company’s Executive Incentive Plan, its annual cash bonus plan and to receive a prorated bonus to the extent the Company establishes its performance targets under this plan.  Ms. Matricciani will be eligible to participate in other Company benefit programs on a basis commensurate with her position.  The Company has also agreed to provide Ms. Matricciani temporary housing for a period not to exceed six months and to cover her reasonable relocation costs.  The Company has also agreed that in the event Ms. Matricciani should be terminated for other than cause, she will be compensated at her base salary rate for a period of one year from the date of such termination.

A copy of the employment contract with Ms. Matricciani is attached as exhibit 99.1 and is incorporated by reference in response to this Item 5.02.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 – Employment contract with Janet Matricciani dated January 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2014

World Acceptance Corporation

	By:	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Employment contract with Janet Matricciani dated January 17, 2014.